                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


        Emerald Solutions, Inc. (Emerald Solutions), whose address is 500 - 108th Avenue N.E., Suite 1800, Bellevue, Washington 98004 and Jim Gruher (Employee), whose address is 11905 S.W. Wildwood Street, Tigard, Oregon 97224 enter this agreement.

        The parties acknowledge that Emerald Solutions sells and implements software-based custom strategic solutions and that Employee is an experienced and successful manager and leader.

        Emerald Solutions hires Employee under these terms:

1.      EMPLOYMENT

        1.1 LENGTH. Employee's employment with Emerald Solutions begins on or before January 21, 1999 (Effective Date), and continues until ended as this Agreement provides.

        1.2 FULL TIME. Employee will work full time. Employee will devote his good faith efforts in support of Emerald Solutions' operations and goals, during the entire term of this Agreement. While Employee's employment by Emerald Solutions under this Agreement continues, Employee will not engage in any other employment or consulting without Emerald Solutions' advanced written consent.

2.      EMPLOYEE'S DUTIES.

               Employee will serve as Emerald Solutions' Senior Vice President. If Emerald Solutions reassigns Employee without Employee's consent, the Employee may, at the Employee's option, decline to accept the change in title or the new assignment and elect instead to treat it as termination without cause by Emerald Solutions.

3.      COMPENSATION PLAN.

        3.1 PAY. Emerald Solutions will pay Employee initially at the rate of $200,000.00 a year (Base Salary), payable in equal increments on Emerald Solutions' standard payroll schedules, which are bi-weekly as of the date of this Agreement. Payment will begin as of the first standard payroll following the Effective Date. Employee's compensation will otherwise be reviewed on an annual basis, as with other Employees of the Company.

        3.2 STOCK OPTIONS. Employee will be granted 300,000 stock options on the Effective Date under Emerald Solutions' Stock Option Plan.

        3.3 BONUS. Based on performance criterion approved by the Board of Directors, Employee will be eligible for a bonus according to the Bonus Plan in place for Senior Vice Presidents. To be eligible for this payment, Employee must be an active employee at end of calendar year. During first year of employment, any payments will be prorated based on the number of full calendar months of employment.

        3.4 BONUS OPTIONS. Based on performance criterion approved by the Board of Directors, Employee will be eligible for bonus options according to the plan in place for Senior Vice Presidents. To be eligible for bonus options, Employee must be an active employee when bonuses are distributed. Bonus options will be granted according to meeting of objectives. Potential bonus options available are 50,000 at the end of June 30, 1999 and 50,000 at the end of the calendar year and will be paid in the same proportion as the targeted bonus.

        3.5 OFFICE OPENING OPTIONS. Employee will be granted 25,000 options for each new office opened in calendar year 1999.

        3.6    OTHER COMPENSATION.

               3.6.1 HEALTH INSURANCE BENEFITS. Emerald Solutions will pay medical insurance, life insurance, disability insurance, retirement, and other fringe benefits in accordance with Emerald Solutions' then existing policies applicable generally to employees.

               3.6.2 REIMBURSEMENT. Emerald Solutions will reimburse Employee for all expenses reasonably incurred in discharging duties as an employee of Emerald Solutions, subject to Emerald Solutions' standard policies for amounts and documentation to which all comparable employees may be subject from time to time.

               3.6.3 VACATION/PERSONAL TIME. In the first year of employment, Employee shall be entitled to a total of 22 vacation and sick days and will accrue such days in accordance with Emerald Solutions' then existing Earned-Time-Off (ETO) policies applicable generally to employees.

4.      TERMINATION.

        4.1 VOLUNTARY BY EMPLOYEE. Employee may resign from Emerald Solutions by two weeks' notice.

        4.2 VOLUNTARY BY EMERALD SOLUTIONS. Emerald Solutions may end Employee's employment, without cause, by Notice, subject to Emerald Solutions' obligation to pay termination pay noted below.

        4.3 WITH CAUSE. For the purposes of this Agreement, to be terminated With Cause shall only mean termination for (a) substantial failure or refusal to carry out lawful directions of the Board of Directors and/or Emerald Solutions' senior executive officers, which directions are reasonably consistent with the duties set forth to be performed by Employee; (b) an act which results in Employee being convicted of a felony; or (c) an act of misappropriation of Emerald Solutions' monies or assets, fraud and/or dishonesty or disloyalty to Emerald Solutions, such as but not limited to a violation of Employee's obligations under
               Section 5 or 7 of this Agreement. Emerald Solutions may terminate this Agreement effective as of the date Notice of Termination With Cause is given specifying the cause. Emerald will provide specific notice of such failure or refusal to Employee with a 30 day opportunity to cure such act or omission.

        4.4 COMPENSATION ON TERMINATION. Following termination, Emerald Solutions will pay these things:

               4.4.1 COMPENSATION AND EARNED VACATION EARNED THROUGH TERMINATION DATE. Employee's Base Salary as earned through the termination date, and a buyout of all accumulated but unused ETO time, to be paid within thirty days of termination.

               4.4.2  BASE EXTENSION. Unless Employee is terminated With
                      Cause, or voluntarily resigns for reasons other than a breach of Emerald Solutions' obligations to the Employee of which the Employee has given Emerald Solutions Notice and at least thirty days opportunity to cure, and provided the employee signs Emerald Solutions' standard Termination Agreement, Emerald Solutions will continue Employee's Base Salary, including the health insurance then in effect, for three months after the termination date if termination occurs during the first year of employment and will continue Employee Base Salary, including the health insurance and life insurance then in effect, for one additional month for each year of service after the first year of employment. Payment of the Employee Base Salary shall be made on Emerald Solutions' standard payroll schedules from the date of termination, as if the Employee had not been terminated. In order to qualify for this extension of base salary, the employee will be required to sign a "Termination of Employment Agreement."

               4.4.3 LIMIT TO PAY. Emerald Solutions shall not pay Employee any continuation of base salary under Section 4.4.2 for any period during which Employee violates his obligation under
                      Section 5 or 7 of this Agreement.

        4.5 OFFSET. To the extent permissible under applicable law, without prejudice to other remedies, Emerald Solutions may offset any amounts Employee owes Emerald Solutions against any amounts due upon termination or thereafter.

5.      CONFIDENTIALITY.

        5.1 CONFIDENTIALITY. Employee will keep Emerald Solutions' Data confidential. In doing so, Employee will not disclose Emerald Solutions' Data directly or indirectly to any person, other than an employee of Emerald Solutions or a person to whom disclosure is reasonably necessary or appropriate to further Emerald Solutions' business.

        5.2 EMERALD SOLUTIONS' DATA. Emerald Solutions' Data consists of any trade secret or proprietary or confidential information of Emerald Solutions or of any Emerald Solutions affiliate. Emerald Solutions' Data includes, but is not limited to, records, files, memorandum, reports, price lists, software, customer lists, drawings, sketches, documents, equipment, and the like relating to Emerald Solutions' business which Employee uses, prepares, or comes in contact with during the course of his work for Emerald Solutions. Any information known generally to the public or any information of a type not otherwise generally considered confidential by persons engaged in the same business will not be treated as confidential.

        5.3 THIRD PARTY DATA. Employee will also keep third party Data confidential as required by Emerald Solutions' obligations to the third party, for at least as long as is required for Emerald Solutions' Data, but longer if required by any agreement Emerald Solutions enters into with the third party.

        5.4 RETURN ON TERMINATION. Employee will return all Emerald Solutions' Data and third party data on termination of this Agreement.

        5.5 SURVIVAL OF OBLIGATION. The provisions of this Section 5 shall survive termination of this Agreement.

6.      INVENTIONS

        6.1 DEFINITIONS. "Inventions" means new ideas, improvements, or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. An Invention is a "Covered Invention" if it relates to Emerald Solutions' actual or anticipated business; or was developed in any part using Emerald Solutions' resources (time, supplies, facilities, or data); or it if results from or is suggested by a task assigned to, or work performed for Emerald Solutions by Employee. As used in this Section 6, "Emerald Solutions" includes Emerald Solutions' sister corporations or subsidiaries and Emerald Solutions' clients, consultants, and contractors.

        6.2 ASSIGNMENT. All Employee's right, title and interest to any Covered Inventions that Employee makes or conceives while employed by Emerald Solutions, belong to Emerald Solutions. This Agreement operates as a prospective assignment of all those rights to Emerald Solutions.

        6.3 OBLIGATION. The provisions of this Section 6 shall survive termination of this Agreement.

        6.4 NOTICE. Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate Employee to assign or offer to assign to Emerald Solutions any of Employee's rights in an invention for which no equipment, supplies, facilities or trade secret information of Emerald Solutions was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the business of Emerald Solutions or (ii) to Emerald Solutions' actual or demonstrably anticipated research or development or (b) the invention results from any work performed by Employee for Emerald Solutions. This satisfies the written notice and other requirements of RCW49.44.140.

7.      NON-COMPETITION; NON-SOLICITATION.

      7.1 COMPETING DEFINED. During Employee's employment with Emerald Solutions, and for twelve months afterward, unless Emerald Solutions consents in writing, Employee will not compete with Emerald Solutions, or solicit business from Emerald Solutions' customers. This commitment will not survive termination of this Agreement if the Employee voluntarily terminates his employment as a result of Emerald Solutions' breach of its obligations to the Employee under this Agreement, provided the Employee has first given Emerald Solutions Notice of the breach and at least thirty days' opportunity to cure it.

               7.1.1. COMPETING DEFINED. "Competing" means to provide any services or knowledge in the area of information technology directly or indirectly to an Emerald Solutions' customer. Service is "indirect" if the service is provided to another person or company who in turn provides it to an Emerald Solutions' customer. "Service" includes acting as an employee, independent contractor, consultant, officer, director, or agent. Being employed by a company that itself provides service to an Emerald Solutions' customer or competes with Emerald Solutions is not competition unless the Employee himself is providing the service directly, or gives assistance that is substantively related to a particular Emerald Solutions' customer or to providing services or knowledge that competes with Emerald Solutions to others to help them perform those services or compete directly.

               7.1.2. SOLICITING BUSINESS DEFINED. "Soliciting business" means with respect to custom solutions, performing work for or soliciting work from anyone who has been a customer or client of Emerald Solutions, or providing knowledge or assistance to another for any of those purposes, on either a consulting or an employment basis.

               7.1.3. EMERALD SOLUTIONS' CUSTOMERS DEFINED.  Emerald Solutions'
                      "customers" are:

                      (a) EXISTING. Entities or individuals who have purchased consulting or programming services, software, or goods from Emerald Solutions at anytime within three years before the day employment ends.

                      (b) ACTIVE PROSPECTS. Entities or individuals who are active prospects of Emerald Solutions. An active prospect is one upon whom more than three calls have been made in any one-month period, or to whom a proposal has been submitted or by whom a proposal has been requested, and from whom, on the date employee's employment terminates, Emerald Solutions reasonably believes it may secure work or product or service orders.

                      (c) DEPARTMENTS OR DIVISIONS OF CUSTOMERS. In the event a customer has more than one department and/or division, only the particular department and/or division which would otherwise qualify as an Emerald Solutions' Customer if considered independently shall be deemed a customer of Emerald Solutions under this paragraph 7.1.3, and not any other department or division.

      7.2 NON-HIRING. During Employee's employment and for twelve months afterward, unless Emerald Solutions consents in writing, Employee will not solicit or assist in the solicitation of Emerald Solutions' employees.

      7.3 NON-DEFAMATION. During Employee's employment and for twelve months afterward, Employee will not take any action or make any statement which could prove defamatory or prejudicial to Emerald Solutions' interests.

      7.4 SURVIVAL OF OBLIGATION. The provisions of this Section 7 shall survive termination of this Agreement.

8.      NO CONFLICTING OBLIGATIONS.

      8.1 VIOLATION OF OTHER AGREEMENTS. Execution, delivery and performance of this Agreement and the performance of Employee's other obligations and duties to Emerald Solutions will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which Employee is a party or by which Employee may be bound.

      8.2 DISCLOSURE OF OTHER TRADE SECRETS. Employee will not use in performance of Employee's work for Emerald Solutions or disclose to Emerald Solutions any trade secret, confidential or proprietary information of any prior employer or other Person if and to the extent that such use or disclosure may cause a breach, default, or violation of any obligation or duty that Employee owes to such other person (e.g., under any agreement or applicable law). Employee's compliance with this paragraph will not prohibit, restrict or impair the performance of Employee's work, obligations and duties to Emerald Solutions.

      8.3 FALSE REPRESENTATIONS. Employee will not (a) make any false, misleading or disparaging representations or statements with regard to Emerald Solutions or the products or services of Emerald Solutions or (b) make any statement that may impair or otherwise adversely affect the goodwill or reputation of Emerald Solutions.

9.      OTHER MATTERS.

      9.1 EMPLOYMENT AT WILL. Employee's employment with Emerald Solutions is "at will" and may be terminated at any time by an executive of Emerald Solutions. This Agreement will survive any termination of Employee's employment.

      9.2 NOTICE. Notice to Employee shall be sent to Employee's most recent address shown in Emerald Solutions' personnel records. Notice to Emerald Solutions shall be sent to Emerald Solutions' headquarters address, marked attention: President. Either party may change its address by Notice. Notice shall be effective when the person to whom it is sent actually gets it, if sent by any method that leaves a paper or electronic record in the hands of the recipient. If sent certified or registered mail, postage prepaid, return receipt requested, to the proper address this section defines, notice shall be considered effective whether or not actually received on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

      9.3 SEVERABILITY. This agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then
            (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision and
            (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between Emerald Solutions and Employee. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable.

      9.4 NON-WAIVER. The failure of Emerald Solutions to insist upon or enforce strict performance of any provision of this Agreement or to exercises any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of Emerald Solutions' rights to assert or rely on any such provision, right or remedy in that or any instance, rather, the same will be and remain in full force and effect.

        9.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Emerald Solutions, its successors and assigns and shall be binding upon and inure to the benefit of Employee, and Employee's administrators, executors, legatees, and heirs. This Agreement shall not be assigned by Employee.

EMERALD SOLUTIONS, INC.                  JIM GRUHER:



----------------------------------       -------------------------------------

Title:  Chief Financial Officer
        --------------------------        Date:
                                               --------------------------------

Date:   January 18, 1999
        --------------------------